Exhibit 4.02

CITIGROUP INC.

And

CITIBANK, N.A.,

As Fiscal Agent, Registrar and Principal Paying Agent

AGENCY AGREEMENT

C$600,000,000 4.090% Subordinated Notes due June 9, 2025

Dated as of June 9, 2015

THIS AGREEMENT is made in London as of June 9, 2015, BY

(1)	CITIGROUP INC. (the “Issuer”).

(2)	CITIBANK, N.A. (“Citibank, N.A.”), which shall act as fiscal agent, registrar and principal paying agent (hereinafter referred to in such respective capacities as “Fiscal Agent”, “Registrar” or as “Principal Paying Agent”, which expressions shall include any successor or successors thereto).

WHEREAS pursuant to the Terms Agreement dated June 1, 2015 (the “Underwriting Agreement”) between the Issuer and the Underwriters named therein, the Issuer has agreed to issue its C$600,000,000 4.090% Subordinated Notes due June 9, 2025 (the “Subordinated Notes”);

WHEREAS the Issuer wishes to appoint Citibank, N.A. to act as Fiscal Agent, Registrar and Principal Paying Agent in relation to the Subordinated Notes upon the terms and conditions set forth in this Agreement and the Schedules hereto; and

WHEREAS the Issuer wishes to deposit the global Subordinated Notes representing the Subordinated Notes with The Canadian Depository for Securities Limited (“CDS”) or a nominee therefore.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS, INTERPRETATION

The following terms shall, unless the context otherwise requires, have the respective meanings indicated below:

“Agent(s)” means any of the Fiscal Agent, the Registrar and the Principal Paying Agent.

“Applicable Law” means any law or regulation including, but not limited to: (a) any domestic or foreign statute or regulation; (b) any rule or practice of any Authority with which the Issuer or any Agent is bound or accustomed to comply; and (c) any agreement entered into by Issuer or any Agent and any Authority or between any two or more Authorities.

“Authority” means any competent regulatory, prosecuting, tax or governmental authority in any jurisdiction, domestic or foreign.

“Conditions” means the terms and conditions of the Subordinated Notes, as contained in the Global Subordinated Notes, in the Prospectus Supplement dated June 1, 2015 and the Indenture.

“Global Subordinated Notes” means the Global Subordinated Notes in the form of Schedule 1 attached hereto.

“Indenture” means the Indenture dated as of April 12, 2001, as supplemented August 2, 2004, between Citigroup Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon (as successor to J.P. Morgan Trust Company, N.A. and Bank One Trust Company, N.A.), as Trustee (the “Trustee”).

“Taxes” means all taxes, levies, imposts, charges, assessments, deductions, withholdings and related liabilities.

Terms not defined herein shall have the same meanings as are assigned thereto in the Underwriting Agreement and the Conditions.

2.	APPOINTMENTS

2.1 The Issuer hereby appoints Citibank, N.A. to act as Fiscal Agent, Registrar and Principal Paying Agent in respect of the Subordinated Notes and Global Subordinated Notes.

2.2 Citibank, N.A. hereby accepts such appointments and the resulting obligations, and agrees to act in such capacities, on the terms and conditions set out in this Agreement and the Schedules hereto. In particular, the Fiscal Agent agrees to effect any publication of notices pursuant to the Conditions.

3.	THE SUBORDINATED NOTES

3.1 The Subordinated Notes shall be represented by permanent Global Subordinated Notes without interest coupons as specified in the Conditions. The Global Subordinated Notes shall be substantially in the form attached hereto as Schedule 1, with such changes as may be agreed between the Issuer and the Trustee. The Conditions shall be attached to, or endorsed upon, each Global Note. In the event that individual definitive Subordinated Notes are issued, the parties shall enter into a supplement to this Agreement to provide for the matters set forth herein with regard to such definitive Subordinated Notes.

3.2 Each Global Note shall be signed manually by a duly authorized officer of the Issuer and dated the Issue Date. Each Global Note shall be authenticated manually by an authentication agent on behalf of the Trustee, and delivered to CDS.

4.	PAYING AGENCY

4.1 The Issuer shall remit the funds necessary for the payment of interest on and principal of the Subordinated Notes to the Fiscal Agent, in Canadian dollars in same-day funds, to such account at the Fiscal Agent in London or Canada as the Fiscal Agent may from time to time specify (the “Redemption Account”) on the Business Day such payment is due as set forth in the Subordinated Notes and Conditions.

The Issuer hereby authorizes and directs the Fiscal Agent, from the amounts so paid to it, to make payment of the principal of, and interest on, the Subordinated Notes on the due date for payment set forth in the Conditions and this Agreement. If applicable, the Fiscal Agent will, from funds so received from the Issuer, credit to the account of the Paying Agent the amounts of all such payments made by it in accordance with the provisions of this Agreement.

The Issuer shall confirm to the Fiscal Agent not later than 10:00 a.m. (London time) on the second Business Day before the relevant date for such payment that it has issued irrevocable payment instructions for such payment to be made.

4.2 If for any reason the Fiscal Agent does not receive unconditionally the full amount payable by the Issuer on the relevant due date in respect of all the outstanding or maturing Subordinated Notes, the Fiscal Agent shall forthwith notify immediately the Issuer by telephone followed by facsimile and the Fiscal Agent shall not be bound to make any payment of principal or interest in respect of the Subordinated Notes until the Fiscal Agent has received to its order the full amount of the monies then due and payable in respect of all outstanding or maturing Subordinated Notes, provided, however, that if the Fiscal Agent shall, in its discretion, make any payment of principal or interest on or after the due date therefor in respect of the Subordinated Notes prior to its unconditional receipt of the full amount then due and payable in respect of all outstanding Subordinated Notes, the Issuer will promptly pay such amount to the Fiscal Agent and will compensate the Fiscal Agent at a rate equal to the Fiscal Agent’s cost of funding.

4.3 Out of the sums paid to the Fiscal Agent in respect of interest and principal on the Subordinated Notes, the Fiscal Agent will make payment free of charge in accordance with instructions from the registered holder of the Global Note as stipulated in Clause 9 below, in the amounts specified in the Conditions. The Fiscal Agent shall obtain from the Registrar, and the Registrar shall supply, such details as are required for the Paying Agent to make payment as stated above.

4.4 Any payment by any Agent under this Agreement will be made without any deduction or withholding for or on account of any Taxes unless such deduction or withholding is required by any

Applicable Law. If any Paying Agent or the Registrar is, in respect of any payment of principal or interest in respect of the Notes, compelled to withhold or deduct any amount for or on account of any taxes, duties, assessments or governmental charges, it shall give notice of that fact to the relevant Issuer and the Fiscal Agent as soon as it becomes aware of the compulsion to withhold or deduct. If an Agent is required to make a deduction or withholding referred to above, it will not pay an additional amount in respect of that deduction or withholding to the Issuer.

4.5 In respect of the monies paid to it relating to any Note, the Fiscal Agent

4.4.1 shall hold such monies as banker but shall not be entitled to exercise any lien, right of set-off or similar claim (including without limitation any claim arising from or relating to any other issue of securities by the Issuer),

4.4.2 shall not be required to account for interest thereon and

4.4.3 shall not hold such monies subject to the United Kingdom’s Financial Conduct Authority’s Client Money Rules,

4.4.4 money held by it need not be segregated except as may be required by applicable law.

5.	DOCUMENTS FOR INSPECTION AND PUBLICATION OF NOTICES

5.1 On behalf and at the request and expense of the Issuer, the Fiscal Agent shall cause to be published any notices required to be given by the Issuer in accordance with the Conditions.

5.2 The Issuer shall provide to the Fiscal Agent sufficient copies of all documents required by the Conditions to be available for issue or inspection, and the Fiscal Agent shall make such copies available to Noteholders upon their request.

5.3 The Issuer shall provide the Fiscal Agent with all notices to be issued in connection with the Subordinated Notes.

6.	CANCELLATION OF THE GLOBAL SUBORDINATED NOTES

6.1 Subject to the terms of the Indenture, promptly upon the Issuer’s request, the Registrar shall take all measures necessary to cancel any Subordinated Notes which the Issuer has repurchased or whose maturity has been accelerated pursuant to the Conditions. The Registrar shall cause any such Subordinated Notes to be cancelled in accordance with the procedures established for that purpose by CDS, resulting in a reduction in the aggregate amount of the Subordinated Notes represented by the Global Note by the aggregate amount of the Subordinated Notes so cancelled.

6.2 On the same day such cancellation is effected, the Registrar shall record such cancellation of Subordinated Notes on the Register in such a way that the aggregate principal amount of Subordinated Notes cancelled at any time together with the aggregate principal amount of Subordinated Notes outstanding and represented by the Global Subordinated Notes shall equal the aggregate principal amount of Subordinated Notes originally issued by the Issuer.

6.3 The Registrar shall upon request furnish the Issuer with a notice of cancellation signed by an authorized officer of the Registrar confirming the cancellation of such Subordinated Notes and the corresponding reduction of the relevant Global Note(s).

7.	DUTIES OF THE REGISTRAR

7.1 The Registrar shall maintain the Register in London in accordance with the Conditions. The Register shall show the aggregate amount of Subordinated Notes represented by the Global Note at the date of issue and all subsequent transfers and exchanges involving a change in such amounts and the names and addresses of the registered holders (each a “Payee”). On the first Business Day after the Record Date for any interest payment on the Subordinated Notes, the Registrar shall send payment details in respect of the Payees and the Canadian dollar accounts to which transfers should be made to the Fiscal Agent.

7.2 Transfers or exchanges of Subordinated Notes will be made in accordance with the Conditions, the procedures established for this purpose between CDS and the Registrar, and CDS’s regulations applicable to such transfers or exchanges.

7.3 The Registrar shall at all reasonable times during office hours make the Register available to the Issuer and the Fiscal Agent or any person authorised by either of them for inspection and for the taking of copies thereof or extracts therefrom, and the Registrar shall deliver to such persons such information contained in the Register or relating to the Subordinated Notes as they may reasonably request.

8.	DUTIES OF THE TRANSFER AGENT

If and to the extent so specified by the Conditions and in accordance therewith, or if otherwise requested by the Issuer, the Transfer Agent shall make available all relevant forms of transfer, inform the Registrar of the name and address of the relevant person to be inserted in the Register and carry out such other acts as may be necessary to give effect to the Conditions and this Agreement.

9.	PAYMENTS TO NOTEHOLDERS

9.1 All amounts of principal and interest due in respect of the Subordinated Notes which are represented by the Global Note (each a “CDS Amount”) shall be paid in Canadian dollars (each a “CAD Payment”), so long as the entire principal amount of the Subordinated Notes is held in or through CDS.

9.2 The Principal Paying Agent shall, from each CDS Amount received by it, make CAD Payments in accordance with the Conditions.

10.	CONDITIONS OF APPOINTMENT

10.1 The Issuer will pay to the Agents a remuneration for all services rendered hereunder by the Agents in connection with the Subordinated Notes together with any expenses incurred as separately agreed upon by the Agents and the Issuer.

10.2 The Issuer will indemnify and hold harmless each of the Agents against any loss, liability or expense which it may incur or any claim, action or demand which may be made against it arising out of or in connection with such Agent’s appointment or the exercise of its powers and duties hereunder without negligence or wilful misconduct on the part of such Agent.

10.3 Each Agent will indemnify and hold harmless the Issuer against any loss, liability or expense incurred by the Issuer or any claim, action or demand which may be made against the Issuer resulting from the negligence or wilful misconduct on the part of such Agent (or such Agent’s officers, employees or agents) and arising out of or in connection with such Agent’s duties hereunder. Notwithstanding the foregoing, under no circumstances will any Agent be liable to the Issuer or any other person for any consequential loss (being loss of business, goodwill, opportunity or profit) even if advised to the possibility of such loss or damages.

10.4 The indemnities above shall survive the termination or expiry of this Agreement.

10.5 Each of the Agents shall be protected and shall incur no liability for or in respect of any action taken, omitted or suffered in reliance upon any instruction or communication from the Issuer or any document reasonably believed by it to be genuine and to have been delivered, signed or sent by the proper party or parties in accordance with the provisions hereof, except such as may result from its own negligence or wilful misconduct or that of its officers, employees or agents. An Agent may refrain, without liability, from acting pursuant to any instruction if it determines that such instruction is equivocal, conflicting or unclear.

10.6 In acting hereunder and in connection with the Subordinated Notes, the Agents do not assume any relationship of agency and trust for the Noteholders, and shall not have any obligation towards them. Except as otherwise required by applicable law, no Agent will be required to segregate any funds held by it hereunder from any of its other funds.

10.7 Nothing herein shall be deemed to require any Agent to advance its own funds in the performance of its duties hereunder.

10.8 The Agents may consult with legal and other professional advisers selected in good faith and satisfactory to them and the opinion of such advisers shall be full and complete protection in respect of any action taken, omitted or suffered hereunder in good faith and without negligence and in accordance with the opinion of such advisers.

10.9 The Agents shall be obliged to perform such duties and only such duties as are herein specifically set forth, and no implied duties or obligations shall be read into this Agreement against the Agents. No Agent shall be under any obligation to take any action hereunder which it expects will result in any expense or liability of such Agent, the payment of which within a reasonable time is not, in its opinion, assured to it. The obligations of the Agents hereunder are several and not joint.

10.10 The Agents, their affiliates and their respective officers and employees, in their individual or any other capacity, may become the owner of, or acquire any interest in, any Subordinated Notes with the same rights that the Agents would have it they were not the Agents hereunder.

10.11 The Issuer undertakes that:

(a)	it will provide to any Agent all documentation and other information required by such Agent from time to time to comply with any Applicable Law forthwith upon request by such Agent; and

(b)	it will notify any relevant Agent in writing within 30 days of any change that affects the Issuer’s tax status pursuant to any Applicable Law.

It shall be the sole responsibility of the Issuer to determine whether a deduction or withholding is or will be required from any payment to be made in respect of the Notes or otherwise in connection with this Agreement and to procure that such deduction or withholding is made in a timely manner to the appropriate Authorities and shall promptly notify each relevant Agent upon determining or becoming aware of such requirement. The Issuer shall notify each relevant Agent a minimum of 5 Business Days prior to the date on which any payment for which a deduction or withholding is required of (i) the amount of such deduction or withholding and (ii) the relevant Authorities to whom such amount should be paid. The Issuer shall provide such Agent with all information required for such Agent to be able to make such payment.

11.	[RESERVED]

12.	CHANGE IN AGENTS

12.1 Each of the Fiscal Agent, Registrar and Principal Paying Agent in its capacity as such may be removed at any time by the giving to it of at least 30 days’ written notice to that effect signed on behalf of the Issuer specifying the date on which such removal shall become effective. Each of the Fiscal Agent, Registrar and Principal Paying Agent may at any time resign by giving at least 30 days’ written notice (unless the Issuer agrees to accept less notice) to that effect to the Issuer specifying the date on which such resignation shall become effective. Notwithstanding the foregoing, no such resignation or removal shall take effect within 30 days before or after any due date for payment of any Subordinated Notes or before a new Fiscal Agent, Registrar and Principal Paying Agent, as the case may be, shall have been appointed by the Issuer as hereinafter provided, and such new Agent shall have accepted such appointment. Any change in any Agent shall be notified by the Issuer to the other Agent(s).

12.2 The Issuer agrees with the Fiscal Agent that if, by the day falling 10 days before the expiry of any notice under Clause 12.1 above, the Issuer has not appointed a replacement Fiscal Agent, then the Fiscal Agent shall be entitled, on behalf of the Issuer, to appoint in its place any reputable financial institution of good standing and the Issuer shall not unreasonably object to such appointment.

12.3 Upon the effectiveness of the appointment of any successor Fiscal Agent, Registrar and Principal Paying Agent, as the case may be, pursuant to Clause 12.1, the Fiscal Agent, Registrar and Principal Paying Agent so removed shall cease to be a Fiscal Agent, Registrar and Principal Paying Agent, as the case may be, hereunder. Prior to the effectiveness of such appointment, the Fiscal Agent, Registrar and Principal Paying Agent shall hold all moneys deposited with it or held by it hereunder in respect of the Subordinated Notes to the order of the respective successor Fiscal Agent, Registrar and Principal Paying Agent.

13.	NOTICES

Notices shall be in writing (including by facsimile) and addressed to the relevant party hereto as follows:

(a)	If to the Issuer:

Citigroup Inc.

One Court Square

Long Island City, New York 11120

Attention: Treasury Department

Telephone: 718-248-9076

Telefax: (718) 248-9335

(b)	If to the Fiscal Agent, Registrar and Principal Paying Agent:

Citibank, N.A.

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

Attn: Agency & Trust, Bond Desk

Telefax: 44-020-7508-3878

or at any other address of which any of the foregoing shall have notified the others, and shall be deemed to have been given when received by the relevant party.

14.	APPLICABLE LAW, PLACE OF JURISDICTION

14.1	This Agreement shall be subject to New York law.

14.2	The exclusive place for all proceedings arising out of this agreement shall be New York.

15.	MISCELLANEOUS

15.1 The Fiscal Agent agrees to perform its obligations hereunder through its London Branch to the extent that this is necessary or appropriate in order to make payments to CDS or CDS Participants in accordance with the Conditions.

15.2 The Fiscal Agent shall promptly advise the Issuer of any notice, including any notice declaring Subordinated Notes due, which it may receive pursuant to the Conditions.

15.3 Should any of the provisions of this Agreement be or become invalid, in whole or in part, the other provisions of this Agreement shall remain in force. Invalid provisions shall, according to the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as close as legally possible to that of the invalid provisions.

15.4 This Agreement may be signed in two or more counterparts.

15.5 Terms not defined in this Agreement shall have the meanings ascribed to them in the Conditions, as the case may be.

Notwithstanding anything else herein contained, each Agent may refrain without liability from doing anything that would or might in its opinion be contrary to any law of any state or jurisdiction (including but not limited the United States of America or any jurisdiction forming a part of it and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

16.	WHOLE AGREEMENT

16.1	This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

16.2	Each Party acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

16.3	So far as is permitted by law and except in the case of fraud, each Party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

16.4	In Clauses 16.1 to 16.3 “this Agreement” includes any fee letter referred to in Clause 10.1 of this Agreement and all documents entered into pursuant to this Agreement.

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This Agreement has been entered into effective the date stated at the beginning hereof.

CITIGROUP INC.

/s/ Le Roy Davis
Le Roy Davis, Assistant Treasurer

CITIBANK, N.A.

/s/ Stuart Sullivan